Exhibit 5.1

March 11, 2011

Far East Energy Corporation
363 N. Sam Houston Parkway East
Suite 380
Houston, TX  77060

Ladies and Gentlemen:

In connection with the issuance by Far East Energy Corporation, a Nevada corporation (the “Company”), of up to an aggregate of 51,707,317 shares of its common stock, par value $.001 per share (“Common Stock”)  pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-162019) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated November 4, 2009, as supplemented by the prospectus supplement or supplements relating to the sale of such shares dated March 10, 2011 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(2) under the Act, certain legal matters with respect to the Shares are being passed upon for the Company by us as special Nevada corporate counsel. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).  The shares of Common Stock to be issued at the Closing of the Placement Agent Agreement (the “Placement Agent Agreement”) between the Company and Religare Capital Markets, Inc. dated March 10, 2011 and the Stock Purchase Agreement dated as of March 11, 2011 (the “Stock Purchase Agreement”) between the Company and the purchasers identified therein are hereinafter referred to as the “Shares.”

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i. The articles of incorporation and bylaws of the Company as are currently in effect.

ii. A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors.

iii. The form of the Placement Agent Agreement.

iv. The form of the Stock Purchase Agreement.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that each of the Placement Agent Agreement and the Stock Purchase Agreement has been duly executed and delivered by the parties and is valid and legally binding on the parties. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

Emmel & Klegerman PC
Main 702-476-1000 ◦ Fax 702-722-6185 ◦ 5586 So. Ft. Apache, Suite 110 ◦ Las Vegas, Nevada 89148
www.ekcounsel.com

Far East Energy Corporation
March 11, 2011

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  Except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefor in accordance with the Placement Agent Agreement, the Stock Purchase Agreement, and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Form 8-K and the reference to our firm under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Emmel & Klegerman PC

EMMEL & KLEGERMAN PC

cc:  Baker & McKenzie LLP